FOR IMMEDIATE RELEASE

STANLEY PROVIDES PORTFOLIO TRANSITION UPDATE

New Britain, CT, December 7, 2005 – The Stanley Works (NYSE: SWK) announced today that its offer to purchase Facom Tools from Fimalac, S.A. for €410 million (approximately $481 million) in cash has been presented to Facom’s labor representatives for their opinions and such opinions have been rendered in accordance with French law. Further, all required antitrust reviews in Europe have been completed and related approvals secured.

Fimalac has accepted Stanley’s offer, and Stanley and Fimalac have entered into a definitive purchase and sale agreement. The transaction is scheduled to close on January 1, 2006. As previously announced, the Facom acquisition is expected to be accretive to fully-diluted earnings by 10¢ per share in 2006.

(Note: Currency conversion is based on the December 7, 2005 mid-day rate of 1.1722, as published by The Federal Reserve Bank of New York.)

Separately, the company announced that it completed the acquisition of National Manufacturing Co. d/b/a National Hardware for $170 million cash on November 30, 2005, a month earlier than previously anticipated. As a result, National Hardware’s financial results for the month of December will be included in Stanley’s fourth quarter 2005 consolidated results of operations. It is anticipated that this will cause 2-3¢ per fully diluted share of earnings dilution – primarily associated with acquired inventory step-up charges – in the fourth quarter of 2005 and a corresponding increase in the previously announced accretion related to National Hardware expected in 2006, which is now expected to be 3-4¢ per fully diluted share.

The company also announced its decision to discontinue the operations of its small appliance hinge business and to divest its U.K. paint decorator tool business, both in the first half of 2006. These non-strategic businesses have combined annual sales approximating $40 million, 1% of the company’s total annual sales. As a result, a charge to income primarily reflecting related asset impairments in the appliance hinge business, of approximately 3¢ per fully-diluted share will be included in continuing operations in the fourth quarter of 2005. The operating profits of these businesses were negligible in 2005 and, as a consequence, their discontinuation and planned sale will have no meaningful impact on 2006 operating profitability.

As a result of these events, the company’s fourth quarter and full year 2005 earnings guidance are reduced by the aforementioned 2-3¢ per fully-diluted share related to the timing of the National Hardware and by 3¢ related primarily to the appliance hinge business discontinuation. The company’s previous 2006 earnings guidance is increased by the aforementioned 2-3¢ per fully diluted share related to the timing of the National Hardware acquisition.

John F. Lundgren, Chairman & Chief Executive Officer, commented: “The Facom Tools and National Hardware acquisitions are important steps toward strengthening our core Tools and Hardware franchises. We continue to be committed to maintaining a sharp focus on eliminating business activities which cannot meet our long-term growth and profitability expectations. The planned discontinuations of our small appliance hinge and U.K. paint decorator tools businesses are indicative of this commitment. Our ongoing portfolio transition has begun to provide considerable benefit. We plan to continue pursuing the shift in 2006 and beyond, with the goal of becoming a higher growth, diversified industrial company.”

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works, including corporate press releases, can be found at http://www.stanleyworks.com.

CAUTIONARY STATEMENT

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including those regarding (i) the scheduled closing of the Facom Tools transaction and the expectation that the Facom transaction will be accretive to fully diluted earnings by 10 cents per share in 2006; (ii) the expectation that the National Hardware acquisition will cause 2-3 cents per fully diluted share of earnings dilution in the fourth quarter and contribute 3-4 cents per fully diluted share in earnings accretion during 2006; (iii) the company’s decision to discontinue its small appliance hinge business and to divest its European paint decorator tool businesses in the first half of 2006, its ability to limit the fourth quarter 2005 charge associated with these actions to approximately 3 cents per diluted share and its ability avoid any meaningful impact on 2006 operating profitability as a result of these planned actions (the “Results”), are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company’s ability to close the Facom Tools transaction on January 1, 2006 and to deliver the Results is dependent upon, among other things, (i) satisfaction of the remaining conditions to closing the Facom transaction; (ii) the ability of the company to achieve the synergies anticipated as a result of the proposed acquisitions and limit acquisition-related costs and expenses within expected ranges; (iii) the ability of the company to minimize costs associated with the discontinuation of its small appliance hinge business; (iv) the ability of the company to divest its European paint decorator tool business in the first quarter of 2006 and minimize associated costs; (v) the success of the company’s efforts to maintain prices in order to, among other things, offset the impact of steel and other commodity price inflation; (vi) continued improvements in productivity and cost reductions; and (vii) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition.

The company’s ability to achieve the Results will also be affected by external factors including pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the company’s installation, distribution and sales networks such as weather conditions, war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.